Exhibit 4.2

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Penumbra, Inc. (“Penumbra,” the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.001 per share.
The following description of our capital stock is based upon our restated Certificate of Incorporation (“Certificate of Incorporation”), our amended and restated bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of our Certificate of Incorporation and Bylaws below. The summary is not complete and is qualified by reference to the provisions of our Certificate of Incorporation and Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. You should read our Certificate of Incorporation and Bylaws for the provisions that are important to you.
General
Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share. As of February 11, 2020, there were 35,052,239 shares of common stock outstanding which were held of record by 40 stockholders and no shares of preferred stock outstanding. All outstanding shares of common stock are fully paid and non-assessable.
Common Stock
Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.
Dividend rights. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.
Rights upon liquidation. In the event of liquidation, dissolution or winding-up of Penumbra, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any series of preferred stock, if any, then outstanding.
Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Listing. Our common stock is listed on the New York Stock Exchange under the symbol “PEN.”
Transfer Agent. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Preferred Stock
Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The existence of authorized but unissued and unreserved shares of capital stock may make it more difficult for or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Penumbra without further action by the stockholders. The issuance of preferred stock may also adversely affect the voting and other rights of the holders of common stock.
Election and Removal of Directors
Our Bylaws provide that our board of directors will consist of between five and nine directors. The exact number of directors will be fixed from time to time by resolution of the board, and is currently set at eight. No director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.
Staggered Board
Our board of directors is divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Limits on Written Consents
Our Certificate of Incorporation and Bylaws provide that holders of our common stock are not able to act by written consent without a meeting.
Stockholder Meetings
Our Certificate of Incorporation and Bylaws provide that special meetings of our stockholders may be called only by our board of directors acting pursuant to a resolution adopted by a majority of the board of directors.
Amendment of Certificate of Incorporation
The provisions of our Certificate of Incorporation described under the sections titled “Common Stock—Voting rights,” “Amendment of Bylaws,” “Election and Removal of Directors,” “Stockholder Meetings” and “Limits on Written Consents” may be amended only by the affirmative vote of holders of at least 66⅔% of the voting power of our outstanding shares of voting stock, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of voting stock is generally required to amend other provisions of our Certificate of Incorporation.
Amendment of Bylaws
Our Bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:
◦the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, or without a meeting if all members of the board of directors consent to the taking of the action; or
◦the affirmative vote of holders of 66⅔% of the voting power of our outstanding shares of voting stock, voting together as a single class.
Other Limitations on Stockholder Actions
Our Bylaws also impose procedural requirements on stockholders who wish to:
◦make nominations in the election of directors;
◦propose any amendment to the Bylaws; or
◦propose any other business to be brought before an annual or special meeting of stockholders.
In order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:
◦a brief description of any business to be brought before the meeting and the reasons for conducting such business at the meeting;
◦the text of any proposed amendments to the Bylaws;
◦the stockholder’s name and address;
◦the number and type of shares beneficially owned by the stockholder and evidence of such ownership;

◦a description of any arrangement between the stockholder and other beneficial owners of our stock;
◦any hedging arrangements with respect to our securities entered into by the stockholder;
◦representations as to whether the stockholder intends to appear at the meeting, distribute a proxy statement or otherwise solicit proxies; and
◦any other information required to be disclosed under the Exchange Act or that we may reasonably require to determine that the proposed business is proper.
In order to submit a nomination for our board of directors, a stockholder must also timely submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as certain additional information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
To be timely, a stockholder must generally deliver notice:
◦in connection with an annual meeting of stockholders, not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, a stockholder notice will be timely if received by us not earlier than 120 days prior to the annual meeting nor later than the close of business on the later of (1) the 70th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or
◦in connection with the election of a director at a special meeting of stockholders, not earlier than 150 days prior to the date of the special meeting nor later than the later of (1) 120 days prior to the date of the special meeting and (2) the close of business on the 10th day following the day on which public disclosure of the date of the special meeting was first made.
Limitation of Liability of Directors and Officers
Our Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:
◦any breach of the director’s duty of loyalty to our company or our stockholders;
◦any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
◦unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”); and
◦any transaction from which the director derived an improper personal benefit.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our Certificate of Incorporation also provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
Forum Selection
The Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Penumbra, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Penumbra to Penumbra or Penumbra’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws, or (iv) any

action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Penumbra will be deemed to have notice of and consented to the foregoing forum selection provisions.
Delaware Business Combination Statute
We have elected in our Certificate of Incorporation to be subject to Section 203 of the Delaware General Corporation Law (“Section 203”), which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:
◦the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;
◦upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or
◦following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.
Anti-Takeover Effects of Some Provisions
Some provisions of our Certificate of Incorporation and Bylaws could make an acquisition of control of us by means of a proxy contest or otherwise more difficult, including those described above such as our staggered board and ability to issue preferred stock. These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.